EXHIBIT 10.13

                 Letter of Debt Forgiveness to Grand Prix Sports


                                                                   April 2, 2003
Mr. Todd M. Pitcher
President/Director
Grand Prix Sports, Inc.
Suite 230
23332 Mill Creek Drive
Laguna Hills, CA 92653


Dear Mr. Pitcher,

Please accept this letter as my approval and authorization to forgive the amount of $38,864 currently owed to me by Grand Prix Sports, Inc. (GPRX). This amount represents the total principal and interest due as of December 31, 2002.

The note and entire corresponding debt shall be considered cancelled upon the nominal payment to me of $100 with the further understanding that both parties shall endeavor to continue to work together in the future for their mutual benefit.

Sincerely,

/S/ Harrysen Mittler
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Harrysen Mittler